Exhibit 5.1

Linklaters LLP
One Silk Street
London EC2Y 8HQ
Telephone (+44) 20 7456 2000
Facsimile (+44) 20 7456 2222
DX Box Number 10 CDE

The Directors
Vodafone Group Plc
Vodafone House
The Connection
Newbury
Berkshire RG14 2FN

Our Ref: L-335843	28 June 2024

Vodafone Group Plc (the “Company”)

U.S.$2,000,000,000 5.750% Notes due June 2054 and U.S.$1,000,000,000 5.875% Notes due June 2064 (together, the “Notes”)

1	We have acted as English legal advisers to the Company in connection with the issue of the Notes and have taken instructions solely from the Company. We have not advised any third party on the content of, or their specific position or rights in relation to, the Relevant Agreements or assisted them in any way in relation to the negotiation of the Relevant Agreements or in relation to any transaction for which the Relevant Agreements may be relevant and in that respect we owe no third party any duty of care or other legal responsibility.

2	This opinion is limited to English law as applied by the English courts, and in effect on the date of this opinion. Such laws and practice are subject to change, possibly with retrospective effect. It is given on the basis that it, and all matters relating to it, will be governed by, and that it (including all terms used in it) will be construed in accordance with, English law. In particular, we express no opinion on matters of federal law of the United States or the laws of any State of the United States or the laws of any other jurisdiction.

3	This opinion is also given on the basis that we undertake no responsibility to notify you of any change in English law as applied by the English courts or otherwise to update this opinion in any respect after the date of this opinion.

4	We have not been asked to, and we do not, express any opinion as to any taxation matters. In particular, we have not been asked to, and we do not express (i) any opinion as to any duties or taxes that will or may arise as a result of any other transaction effected in connection with the Notes or (ii) any opinion as to any other taxation matter which will or may arise as a result of any transaction effected in connection with the Notes.

This communication is confidential and may be privileged or otherwise protected by work product immunity.

Linklaters LLP is a limited liability partnership registered in England and Wales with registered number OC326345. It is a law firm authorised and regulated by the Solicitors Regulation Authority. The term partner in relation to Linklaters LLP is used to refer to a member of Linklaters LLP or an employee or consultant of Linklaters LLP or any of its affiliated firms or entities with equivalent standing and qualifications. A list of the names of the members of Linklaters LLP together with a list of those non-members who are designated as partners and their professional qualifications is open to inspection at its registered office, One Silk Street, London EC2Y 8HQ or on www.linklaters.com and such persons are either solicitors, registered foreign lawyers or European lawyers.

Please refer to www.linklaters.com/regulation for important information on Linklaters LLP’s regulatory position.

5	For the purpose of this opinion we have examined the documents listed and, where appropriate, defined in the Schedule to this opinion. This opinion is given on the basis that, since the date of this opinion, or as the case may be, the date of certification of the documents listed in the Schedule to this opinion, there has been no amendment to, or termination or replacement of, such documents.

6	We have assumed that:

6.1	all copy documents conform to the originals and all originals are genuine and complete;

6.2	each signature is the genuine signature of the individual concerned;

6.3	(except in the case of the Company) all relevant documents are within the capacity and powers of, and have been validly authorised by, each party;

6.4	(in the case of each party) those documents have been or (in the case of the Notes) will be validly executed and delivered by the relevant party;

6.5	the meeting of the Board of Directors of the Company held on 26 March 2024 (in respect of which a certified extract of the Minutes has been supplied to us) was duly convened, constituted and quorate and the resolutions referred to in the Minutes were validly passed and remain in full force and effect without modification;

6.6	the Minutes and other corporate documents are a true and complete record of the proceedings and/or resolutions described therein and the conditions to the approval of the issue of the Notes set out in the Minutes and other corporate documents were satisfied;

6.7	each of the documents which are the subject of this opinion is valid and binding on each party under the law to which it is expressed to be subject where that is not English law and that words and phrases used in those documents have the same meaning and effect as they would if those documents were governed by English law; and

6.8	the Underwriters have complied with all applicable provisions of the Financial Services and Markets Act 2000 and any applicable secondary legislation made under it with respect to anything done by them in relation to the Notes in, from or otherwise involving the United Kingdom (including Sections 19 (carrying on a regulated activity) and 21 (financial promotion)).

7	Based on the documents referred to, and assumptions made, in paragraphs 5 and 6 above and subject to any qualifications in paragraph 8 below and to any matters not disclosed to us, we are of the following opinion:

7.1	The Company has been incorporated and is existing as a company with limited liability under the laws of England.

7.2	The Company has corporate power to perform its obligations under the Notes and has taken all necessary corporate action to authorise its execution, delivery and performance of the Notes.

7.3	The Company has corporate power to enter into and to perform its obligations under the Relevant Agreements and has taken all necessary corporate action to authorise its execution and delivery of the Relevant Agreements.

8	This opinion is subject to the following:

8.1	It should be understood that we have not been responsible for investigating or verifying the accuracy of the facts, including statements of foreign law, or the reasonableness of any statements of opinion, contained in the Original Prospectus as amended, superseded or supplemented by the Prospectus Supplement, or that no material facts have been omitted from them.

8.2	We express no opinion as to compliance or otherwise with (i) any financial limitations on borrowings or covenants by the Company contained in the Articles of Association of the Company or (ii) any limitations on the maximum aggregate principal amount of Notes which may be issued by the Company as contemplated by the Prospectus.

8.3	To the extent it relates to United Kingdom stamp duties any undertaking or indemnity may be void under Section 117 of the Stamp Act 1891.

8.4	A certificate, determination, notification, minute or opinion might be held by the English courts not to be conclusive if it could be shown to have an unreasonable or arbitrary basis or in the event of manifest error despite any provision in any document to the contrary.

8.5	An English court may refuse to give effect to any contractual provision concerning payment of the costs of enforcement or litigation brought before an English court.

8.6	Any contractual provision that purports to maintain the validity of the remainder of such contract despite the invalidity, illegality or unenforceability of one or more of its provisions may not be effective - it depends on the nature of the illegality, invalidity or unenforceability in question.

8.7	Any contractual provision that requires a variation to be made in writing or to comply with any other formality may not be enforceable.

8.8	Any amount referred to in provisions of the Notes or any Relevant Agreement which provide for the payment by a person of additional interest or amounts upon a breach, default or similar occurrence by that person may not be recoverable if it amounts to a penalty under English law.

8.9	An English court may, or may be required to, stay proceedings or decline jurisdiction in certain circumstances - for example, if proceedings are brought elsewhere.

8.10	We express no opinion as to the effect of any sanctions or other similar restrictive measures in relation to any party to the Relevant Agreements or the Notes or any transaction contemplated thereby.

8.11	Effect may be given to the overriding mandatory provisions of the law of the country where the obligations arising out of a contract have to be performed, in so far as those provisions render the performance of the contract unlawful. In such circumstances, the relevant obligations may not be enforceable.

8.12	Our opinion that the Company is existing is based on the Search and the Winding-up Search. It should be noted that the Search and the Winding-up Search are not capable of revealing conclusively whether or not a winding-up or administration petition or order has been presented or made, a receiver has been appointed, a company voluntary arrangement has been proposed or approved, a moratorium has been applied for or has come into force or any other insolvency proceeding has commenced.

9	We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K to be submitted by the Company on the date hereof. In giving this consent we do not admit that we are within the category of persons whose consent is required within Section 7 of the United States Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours faithfully

/s/ Linklaters LLP

Linklaters LLP

SCHEDULE

1	A certified copy of the Articles of Association of the Company dated 27 July 2021.

2	A certified extract from the minutes of a meeting of the Board of Directors of the Company held on 26 March 2024 (the “Minutes”) and an e-mail from the Group Chief Financial Officer dated 24 June 2024 approving the transaction.

3	The Prospectus dated 26 July 2023 (the “Original Prospectus”) and Prospectus Supplement dated 25 June 2024 (the “Prospectus Supplement” and together with the Original Prospectus, the “Prospectus”).

The Pricing Agreement dated 25 June 2024 between the Company, BofA Securities, Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, RBC Capital Markets, LLC, Santander US Capital Markets LLC and SMBC Nikko Securities America, Inc. (together, the “Underwriters”) (the “Pricing Agreement”), incorporating the terms of the Underwriting Agreement set out in Schedule III to the Pricing Agreement.

4	The Indenture (the “Indenture”) dated 10 February 2000 between the Company and The Bank of New York Mellon (as successor trustee to Citibank, N.A. pursuant to an Agreement of Resignation, Appointment and Acceptance dated 24 July 2007 between the Company, The Bank of New York Mellon and Citibank N.A.).

5	The results of an online search in respect of the Company on the Companies House register made at 4:39 p.m. on 27 June 2024 (the “Search”).

6	The results of telephone searches in respect of the Company at the Central Register of Winding-Up Petitions made at 4:02 p.m. on 27 June 2024 (the “Winding-up Search”).